Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155429

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$120,000,000	$6,696

PRICING SUPPLEMENT

(To Prospectus dated November 18, 2008 and

Prospectus Supplement dated November 18, 2008)

PACCAR INC

Medium-Term Notes, Series A – Floating Rate

CUSIP# 69373UAC1

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ Banc of America Securities LLC

☐ Barclays Capital Inc.

☐ Citigroup Global Markets Inc.

☒ Other: Goldman, Sachs & Co.

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $120,000,000	Original Issue Date:	September 16, 2009

Agent’s Discount or Commission: 0.25%	Final Maturity Date:	September 14, 2012

Net Proceeds to Company: $119,700,000	Interest Payment Date(s):	March 14, June 14, September 14 and December 14, commencing December 14, 2009

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Inverse Floating Rate Note Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Reset Date: September 14, 2009

Interest Reset Date(s): March 14, June 14, September 14 and December 14

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate

☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate

☐ CMT Rate	Designated LIBOR Page:	☐ Other (see attached)

☐ Reuters Page FRBCMT	☒ Reuters Page LIBOR 01

☐ Reuters Page FEDCMT	☐ Reuters Page LIBOR 02

If Reuters Page FEDCMT:	Designated LIBOR Currency:

☐ Weekly Average

☐ Monthly Average

Index Maturity: 3 Month LIBOR

Spread (+/-): +1.174%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐	30/360 for the period from to .

☒	Actual/360 for the period from September 16, 2009 to September 14, 2012.

☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:       %

Annual Redemption Percentage Reduction:       % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations: $2,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                                               (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:       %

Form: ☒ Book-Entry              ☐ Certificated

Other Provisions: N/A